Exhibit 3.3

AMENDMENT

TO THE

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

Trinity place holdings inc.

February 25, 2025

Trinity Place Holdings Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), DOES HEREBY CERTIFY AS FOLLOWS:

1.The name of the Corporation is “Trinity Place Holdings Inc.” The original Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on September 12, 2012. The Amended and Restated Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on February 12, 2015 (as amended, the “Amended and Restated Certificate”).
2.This Amendment to the Amended and Restated Certificate of Incorporation amends the Amended and Restated Certificate.
3.This Amendment to the Amended and Restated Certificate of Incorporation was duly adopted in accordance with Section 242 of the General Corporation Law of the State of Delaware.
4.Clause (i) of the definition of “Expiration Date” contained in Article Fourteenth, section (a) of the Amended and Restated Certificate is hereby amended and restated to read in full as follows:

(i)February 25, 2035

IN WITNESS WHEREOF, Trinity Place Holdings Inc. has caused this Amendment to the Amended and Restated Certificate of Incorporation to be duly executed in its name and on its behalf by an authorized officer as of the date first set above.

TRINITY PLACE HOLDINGS INC.

By:	/s/ Steven Kahn

Name:	Steven Kahn
Title:	Chief Financial Officer